Exhibit 10.25

EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETE AGREEMENT (this “Agreement”) is entered into between Jason Harvison (“Employee”) and Elevate Credit Service, LLC, a Delaware limited liability company (“Company” or “Employer”) collectively referred to as the “Parties,” with an “Effective Date” of May 1, 2014.

1. Employee’s Duties. Employee shall dedicate all of his or her working time, skill and attention to the business of Company and other entities within the Elevate Group (as defined below), agrees to remain loyal to Elevate Group, and not to engage in any conduct that creates a conflict of interest to, or damages the reputation of, any entity within the Elevate Group. Employee understands that he or she will be placed in a position of special trust and confidence concerning the interests of Company and other entities within the Elevate Group. The specific position(s) and duties assigned to Employee may be altered by Company in its sole discretion. Employee will work diligently to perform the duties of any position to which he or she is assigned in a reasonable, timely and professional manner, and shall comply with all applicable policies and rules of Company. Employee’s duties are understood to include one or more of the following: (a) developing goodwill for the benefit of the Elevate Group; (b) assisting in development of strategies and other intellectual property; and (c) helping to identify business opportunities for the Elevate Group.

2. Employee’s Employment.

2.1 Term. Employee’s employment will commence on the Effective Date, and will continue until terminated in accordance with this Agreement. The termination of Employee’s employment shall not affect any obligation that expressly extends beyond, or is not contingent upon, continued employment, including the obligations in Section 3.2 and Section 4.

2.2 Termination. Employee’s employment may be terminated as follows:

2.2.1 Termination without Cause prior to a Change in Control. If Employer terminates Employee’s employment without Cause (as defined below) prior to a Change in Control (as defined below), then Employer shall pay Employee severance pay in an amount equal to the base salary that would be payable to Employee over the period commencing on the date of termination and ending twelve (12) months thereafter (the “Severance Period”), which severance pay shall be paid during the Severance Period in equal installments as set forth in Section 2.3.1.

2.2.2 Termination after a Change in Control. If Employer terminates Employee’s employment with Employer without Cause, or Employee terminates his or her employment with Employer for Good Reason (as defined below), following the effective date of a Change in Control, then Employer shall pay Employee severance pay in an amount equal to the base salary that would be payable to Employee over the Severance Period, which severance pay shall be paid during the Severance Period in equal installments as set forth in Section 2.3.1.

2.2.3 Termination with Cause. If Employer terminates Employee’s employment with Employer with Cause, then Employer shall pay any base salary earned by Employee through the date of termination plus any other amounts required to be paid pursuant to applicable law. No severance pay shall be applicable.

2.2.4 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

A. The term “Cause” shall mean:

(i) Failure of Employee to be present for work and duties as set forth herein for ten (10) or more consecutive business days (except during vacation and periods of illness as set forth herein) without giving prior written notice to the President of Company and receiving approval of the President of Company or the CEO or the Board of Directors (“Board”) of Elevate Credit, Inc., a Delaware corporation (“EC”) for such absence;

(ii) Employee’s conviction for a felony offense or commission by Employee of any act abhorrent to the community that the President of Company or the CEO or the Board consider materially damaging to or tending to discredit the reputation of Employer, EC, any affiliate or subsidiary of EC, or any of their respective successors and assigns (collectively, the “Elevate Group”);

(iii) Dishonesty, fraud, willful misconduct, unlawful discrimination or theft on the part of Employee (whether within the workplace or elsewhere);

(iv) Employee’s using for his or her own benefit or the benefit of any third party any material, non-public information, confidential information or proprietary information of any entity within the Elevate Group, or willfully or negligently divulging any such information to third parties without the prior written consent of the President of Company or the CEO or the Board of EC, or any violation by Employee of any of his or her obligations under Section 4;

(v) Employee’s use, possession, or distribution of illegal substances or being under the influence of alcohol or illegal substances in the workplace. Employee may consume alcohol reasonably and responsibly, if he or she so chooses, at legitimate business events and functions where alcohol is legally available; and

(vi) The determination by the President of Company or the CEO or the Board of EC that Employee has continually failed or refused, after written notice of and a reasonable opportunity to cure such failure or refusal, to perform the duties of Employee’s position in a satisfactory manner, in accordance with the policies, standards, regulations, instructions, or directions of Employer as they currently exist or as they may be reasonably modified from time to time.

B. The term “Change in Control” shall mean:

(i) A merger or consolidation involving EC as a consequence of which those persons who held all of the equity shares of EC immediately prior to such merger or consolidation do not hold either directly or indirectly a majority of the equity shares of EC (or, if applicable, the surviving company of such merger or consolidation) after the consummation of such merger or consolidation;

(ii) A transfer, in a single transaction or a series of related transactions, of voting or beneficial control of a majority of EC’s then outstanding equity shares to persons who do not own prior to the transaction or series of transactions any equity interests of EC; or

(iii) The sale of all or substantially all of the assets of EC to any person or “group” of persons (other than to any person who owns a majority or more of the equity shares of EC, or to a subsidiary of EC, or to an entity whose equity interests are owned directly or indirectly either by EC or by any person who owns directly or indirectly a majority or more of the equity shares of EC).

For purposes of clarification, the mere incorporation of Employer from its current limited liability company structure shall not be deemed to be a Change of Control. Further, a sale of Company or all or substantially all of the assets or outstanding equity securities of Company to, or any merger with, Think Finance, Inc., a Delaware corporation (“TF”), or any of its affiliates or subsidiaries, shall not be deemed to be a Change of Control.

C. The term “Good Reason” shall mean:

(i) Employer shall substantially diminish the responsibilities of Employee (other than in connection with Employee’s availability by reason of disability or otherwise); or

(ii) Employer shall reduce the base salary of Employee.

2.2.5 Offset of Severance Pay. Notwithstanding the provisions of Section 2.2.1 and Section 2.2.2, if (a) Employer terminates Employee’s employment without Cause, (b) TC Loan Service, LLC or any of its affiliates or subsidiaries (“TCLS”) offers Employee employment effective as of the date of such termination with a base salary at least as much as Employee’s most recent base salary with Employer and with a title and general job responsibilities substantially similar to Employee’s responsibilities with Employer and (c) Employee does not accept such offer, then Employer shall not have any obligation to pay Employee any severance pay pursuant to either Section 2.2.1 or Section 2.2.3.

2.2.6 Change of Employer. Employee hereby acknowledges and agrees that he is not entitled to (a) any severance or (b) receive a loan from TCLS to exercise options to purchase equity securities of TF as a result of the termination of his employment agreement with TCLS effective as of the Effective Date.

2.3 Compensation. Company shall provide Employee with compensation in the form of wages and benefits, subject to adjustment in the discretion of Company.

2.3.1 Base Salary. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from Company an aggregate minimum base salary of Three Hundred and Fifty Thousand Dollars ($350,000) per annum for each twelve (12) month period from the date hereof. The Base Salary to be paid to Employee shall be paid $13,461.54 bi-weekly in accordance with Company’s payroll policies be less all applicable withholding or taxes which may be adjusted at the sole discretion of Company. Employee authorizes Company to make any deductions from his or her compensation, including from the final paycheck, that are deemed necessary by Company to comply with state or federal laws on withholdings, to compensate for property not returned, or to recover any advances paid to Employee.

2.3.2 Discretionary Bonus. Employee shall be eligible for a bonus of 50% of base salary as determined by the Board. Any bonus is discretionary and not earned or accrued until paid and shall be paid less any applicable withholdings or taxes.

2.3.3 Paid Time Off. Employee shall be entitled to four (4) weeks paid time off per annum.

2.3.4 Employee Benefit Plans. Employee shall be entitled to participate in Employer’s employee benefit plans.

2.3.5 Bonus Advance.

A. Employee acknowledges that he has received an advance payment of bonuses that could be awarded pursuant to Section 2.3.2. Accordingly, if Employee is awarded a bonus at any time after the Effective Date, then the amount of such bonus shall be deemed to have already been paid to, and received by, Employee.

B. As of the Effective Date, the total amount of such advance payment of bonuses less the amount of bonuses actually awarded to Employee was equal to Fifty Thousand Dollars ($50,000). Accordingly, after Employee has been awarded at least Fifty Thousand Dollars ($50,000) of bonuses after the Effective Date, then this Section 2.3.5 shall automatically terminate.

C. If Employee’s employment with Employer terminates for any reason prior to Employer being awarded at least Fifty Thousand Dollars ($50,000) of bonuses after the Effective Date, then Employee shall pay Employer an amount equal to the difference between (i) Fifty Thousand Dollars ($50,000) and (ii) the aggregate amount of bonuses awarded and paid to Employee after the Effective Date, within thirty (30) calendar days of the date of termination of Employee’s employment with Employer. Employer may offset any amounts due to Employee upon termination such as vacation pay from the amounts which would be due to Employer pursuant to this Section 2.3.5 C.

2.3.6 Loan to Exercise Vested Stock Option.

A. Upon termination of Employee’s employment for any reason other than for Cause, Employer will provide Employee with loans for up to two (2) years each for the sole purpose of allowing Employee to exercise the vested portion of any option to purchase stock of TF and/or EC granted to employee by TF and/or EC without an immediate cash payment to Employer. Any such loan shall (i) bear simple interest at the then-current Applicable Federal Rate, all of which shall be due and payable upon maturity of such loan, (ii) be secured by the shares purchased through exercise of the option and (iii) be full recourse to Employee. Upon receipt of the properly executed documentation to exercise the vested portion of the applicable option, Employer will offer to make loans to Employee. Each such loan shall be evidenced by a promissory note in favor of Employer and the Employer’s security interest in the shares purchased through exercise of the applicable option shall be evidenced by a pledge agreement, each in forma and substance satisfactory to Employer.

B. Notwithstanding the provisions of Section 2.3.6 A, this Section 2.3.6 shall automatically terminate and any loan outstanding shall become due and payable immediately prior to Employer filing a registration statement under the Securities Act of 1933, as amended, in connection with a firm commitment underwritten offering of its securities to the public.

3. Business Interests and Obligations.

3.1 Definitions. The following definitions are used herein:

3.1.1 Trade Secrets means all technical information and business information that generally facilitates the sale of products, increases revenues, or provides an advantage over the competition (hereinafter referred to collectively as “Proprietary Information”) and is not generally known, and is identified as such.

3.1.2 Know-How means all factual knowledge and information related to any entity within the Elevate Group’s business which is not capable of precise, separate description but which, in accumulated form, after being acquired, gives to the one acquiring it the ability to produce and market something which one would otherwise not have known how to produce and market with the same accuracy or precision necessary for commercial success, provided, however, that such knowledge and information is not in the public domain or readily available to any third party other than a limited number of persons who have agreed to keep that information secret.

3.1.3 Confidential Information means all information acquired by Employee in the course and scope of his or her employment that is designated by any entity within the Elevate Group as confidential or that any entity within the Elevate Group indicates through its policies, procedures, or other instructions should not be disclosed to anyone outside the Elevate Group except through controlled means. Confidential Information need not be a Trade Secret, Proprietary Information or Know-How to be protected under this Agreement.

3.1.4 Company Information means all Trade Secrets, Proprietary Information, Know-How and Confidential Information (recognizing that certain information and material will fall into multiple categories), including, without limitation, proposals, concepts, diagrams, models, ID’s or email addresses, client or projections and reports, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), software systems and processes and any information that is not readily available to the public, the information gathering techniques and processes of any entity within the Elevate Group, internally created client lists and associated data and pricing arrangements, and strategic plans, financial and personnel records, but not including information that is intentionally disclosed to the general public by any entity within the Elevate Group.

3.1.5 Intellectual Property means all compositions, articles of manufacture, processes, apparatus, and inventions; data, writings and other works of authorship (including, without limitation, software, protocols, rules, program codes, audiovisual effects created by program code, and documentation related thereto, drawings); mask works; and certain tangible items (including, without limitation, materials, samples, components, tools, and operating devices) related to any Elevate Group entity’s business; and

3.1.6 Intellectual Property Rights means patents, trademarks, copyrights, mask rights, Trade Secrets, and Know-How covering the Intellectual Property.

3.2 Ancillary Employee Covenants. Employee shall not, directly or indirectly; participate in the unauthorized use, disclosure or conversion of any Company Information. Specifically, Employee shall not use any Company Information for his or her sole benefit, or for the benefit of any competitor or in any other way that harms any Elevate Group entity or diminishes the value of any Company Information. Employee shall also use the specialized training, goodwill and contacts developed with any customers and contractors of any entity within the Elevate Group for the exclusive benefit of such entity within the Elevate Group, and shall not use these items in a way that would harm the business interests of any entity within the Elevate Group during the term of this Agreement and for a period of twelve (12) months thereafter.

3.3 Intellectual Property. Employee shall promptly inform and disclose to Company all Intellectual Property created or developed during the course of his or her employment with Company. Employee hereby agrees and acknowledges that all such Intellectual Property shall be the exclusive property of Company. During the employment and as necessary thereafter, Employee shall assist Company to obtain, perfect and maintain all Intellectual Property Rights covering such Intellectual Property, and shall execute all documents and do all things necessary to obtain for such entity within the

Elevate Group all such Intellectual Property Rights for such entity within the Elevate Group. Employee hereby assigns, and agrees to assign, to Company or its designee all right, title, and interest in and to all Intellectual Property and Intellectual Property Rights covered by the foregoing that Employee may now own or may own at any time during his or her employment with Company.

3.4 Prior Works/Rights. Employee represents and acknowledges that no works relating to or incorporating any Intellectual Property or covered by Intellectual Property Rights existed prior to the Effective Date that are owned by Employee or licensable to any entity within the Elevate Group by Employee, or in which Employee has any other interest (collectively the “Prior Works”) that have not been assigned or licensed to Company. If any such Prior Works are incorporated into any Elevate Groups entity’s products or process contrary to this representation so that Company is unable to use the Prior Works as contemplated by any entity within the Elevate Group without infringing such Intellectual Property Rights, then Employee hereby grants a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to Company to make, have made, use, sell, offer to sell, import or otherwise commercially exploit such Prior Works as part of or in connection with any Elevate Group entity’s products and/or services.

4. Protective Covenants. Employee agrees that the following covenants are reasonable and necessary agreements for the protection of the business of the Elevate Group:

4.1 Definitions.

4.1.1 “Competing Business” means any person or entity that provides technology, analytical, administrative or support services or products that would compete with or displace any technology, analytical, administrative or support services or products sold, licensed or being developed for sale or license by any entity within the Elevate Group during Employee’s employment with Company, or any other activities so similar in nature or purpose to those offered by or engaged in by any entity within the Elevate Group that they would displace business opportunities or customers of such entity within the Elevate Group.

4.1.2 “Covered Client and Customer” means any person or entity (Clients and Customers such as financial institutions or intermediaries, retailers, wholesalers and self-distribution chains) that (a) any entity within the Elevate Group has provided services to (including, without limitation, any corporate office, headquarter, retail, or dedicated team services) and (b) Employee either had contact with, supervised employees who had contact with, or received Proprietary Information about within the last twenty-four (24) month period that Employee was employed with Company.

4.2 Recordkeeping and Handling of Covered Items. Employee shall keep and maintain current written records of all customer contacts, inventions, enhancement, and plans she develops regarding matters that are within the scope of the business operations or that relate to research and development on behalf of the Elevate Group entities, and agrees to maintain any records necessary to inform Company of such business opportunities. All Company Information and other documents and materials maintained or entrusted to Employee by any entity within the Elevate Group shall remain the exclusive property of such entity within the Elevate Group at all times; such materials shall, together with all copies thereof, be returned and delivered to Company by Employee immediately without demand, upon the termination of Employee’s employment with Company, and shall be returned at a prior time if Company so demands.

4.3 Restriction on Interfering with Personnel Relationships. For a period of twenty-four (24) months following the termination of Employee’s employment with Company, Employee will not,

either directly or indirectly, participate in recruiting or hiring away any employees or independent contractors of any entity within the Elevate Group, or encourage or induce any employees, agents, independent contractors or investors of any Elevate Group entity to terminate their relationship with Company or such Elevate Group entity.

4.4 Restriction on Interfering with Other Relationships. Employee agrees that during employment with Company, Employee will not induce or attempt to induce any Covered Client or Customer to diminish, curtail, divert or cancel its business relationship with any entity within the Elevate Group. For a period of twelve (12) months following the termination of Employee’s employment with Company, Employee will not, directly or indirectly service, call on, solicit, divert or take away, any Covered Clients or Customers of any entity within the Elevate Group. This Section 4.4 is geographically limited to, where a Covered Client or Customer is present and available for solicitation at that time. Employee may not avoid the purpose and intent of this Section 4.4 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

4.5 Restriction on Unfair Competition. Employee will not participate in or assist a Competing Business. Further, for twelve (12) months following termination of employment with Company, Employee will not work for, supervise, assist, or participate in, any Competing Business in any capacity (as owner, employee, consultant, contractor, officer, director, lender, investor, agent, or otherwise). This restriction is limited to the United States, the United Kingdom, and any other country in which any entity within the Elevate Group has operations at the time of termination, which the Parties stipulate is a reasonable geographic area because of the scope of the operations of the Elevate Group entities and Employee’s activities. This Section 4.5 creates a narrowly tailored advance approval requirement in order to avoid unfair competition and irreparable harm to the entities within the Elevate Group and is not intended or to be construed as a general restraint from engaging in a lawful profession or a general covenant against competition. Nothing herein will prohibit ownership of less than ten percent (10%) of the publicly traded capital stock of a corporation so long as this is not a controlling interest, or ownership of mutual fund investments. Employee may not avoid the purpose and intent of this Section 4.5 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence; computer generated or assisted communications, or other similar methods.

4.6. Survival of Covenants. This Section 4 shall survive the termination of Employee’s employment with Company. The existence of any claim or cause of action of Employee against Company whether predicated on this Agreement or otherwise shall not constitute a defense to that enforcement by Company of said covenant. If any enforcement remedy is sought under Section 4.7, then the time periods provided for in Section 4 shall be extended by one (1) day for each day Employee failed to comply with the restriction at issue.

4.7. Remedies. In the event of breach or threatened breach by Employee of any provision of Section 4, each Elevate Group entity shall be entitled to (i) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction, (ii) recovery of all attorneys’ fees and costs incurred by any Elevate Group entity in obtaining such relief, and (iii) any other legal and equitable relief to which may be entitled, including without limitation any and all monetary damages which such Elevate Group entity may incur as a result of said breach or threatened breach. An agreed amount for the bond to be posted if an injunction is sought by such Elevate Group entity is One Thousand Dollars ($1,000.00). Each Elevate Group entity may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. Each Elevate Group entity is an express third-party beneficiary of this Agreement with the right to enforce its terms against Employee as it such Elevate Group entity were a party.

4.8. Early Resolution Conference. This Agreement is understood to be clear and enforceable as written and is executed by both Parties. However, should Employee later challenge any provision as unclear, unenforceable, or inapplicable to any competitive activity that Employee intends to engage in, Employee will first notify Company in writing and meet with a Company representative and a neutral mediator (if Company elects to retain one at its expense) to discuss resolution of any disputes between the Parties. Employee will provide this notification at least fourteen (14) days before Employee engages in any activity on behalf of a Competing Business or engages in other activity that could foreseeably fall within a questioned restriction. The failure to comply with this requirement shall waive Employee’s right to challenge the reasonable scope, clarity, applicability, or enforceability of the Agreement and its restrictions at a later time. All rights of the Parties will be preserved if the Early Resolution Conference requirement is complied with even if no agreement is reached in the conference.

5. Merger or Acquisition Disposition and Assignment. If Company or any Elevate Group entity consolidates, merges into another entity, or transfers all or substantially all of its assets or operations to another entity, or divide its assets or operations among a number of entities, then this Agreement shall continue in full force and effect with regard to the surviving entity and may be assigned by Company. Employee’s obligations under this Agreement are personal in nature and may not be assigned by Employee to another person or entity.

6. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, or by express mail addressed to the address indicated under the signature block for that party provided below. Either party may designate a different address by providing written notice of a new address to the other party.

7. Severability. If any provision of this Agreement is determined to be void, illegal or enforceable, in whole or in part, then the other provisions shall remain in full force and effect as if the provision that was determined to be void, illegal, of unenforceable had not been contained herein. If the restrictions in Section 4 are deemed unenforceable as written, then the Parties expressly authorize the court or arbitrator to revise, delete, or add to the restrictions contained in Section 4 to the extent necessary to enforce the intent of the Parties and to provide the Elevate Groups’ goodwill, Company Information, and other business interests with effective protection.

8. Waiver, Construction, Modification, and Integration. The waiver by a party of any breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. Except as otherwise provided below, this instrument contains the entire agreement of the Parties concerning the matters covered in it. For purposes of clarification, this Agreement, if Employee has an existing agreement with TCLS, then such existing agreement shall be deemed to be amended and superseded in its entirety by this Agreement. This Agreement may not be modified, altered or amended except by written agreement of both Parties, except as provided in Section 4.8 or by order of the court or arbitrator pursuant to Section 7.

9. Governing Law and Venue. The laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties without regard to any contrary conflicts of laws principles. It is stipulated that Texas has a compelling state interest in the subject matter of this Agreement and that Employee has or will have regular contact with Texas in the performance of this Agreement. The agreed venue and personal jurisdiction for the Parties on any claims or disputes under this Agreement is Tarrant County, Texas.

10. Representation of Employee. Employee represents and warrants to Company that Employee has not previously assumed any obligations inconsistent with those contained in this Agreement, and will not use, disclose, or otherwise rely upon any confidential information or trade secrets derived from any previous employment, if Employee has any, in the performance of his duties on behalf of Company. Further, Employee acknowledges that he or she has read and fully understands this Agreement, has had a reasonable opportunity to consider this Agreement and to seek legal counsel, and after such review, Employee stipulates that the promises made by him or her in this Agreement are not greater than necessary for the protection of Company’s goodwill, Company Information, and other legitimate business interests and do not create undue hardship for Employee or the public.

11. Arbitration. If there is any unresolved legal dispute between the Parties that involves legal rights or remedies arising from this Agreement or the employment relationship between Employee and Company, then the Parties shall submit their dispute to binding arbitration under the authority of the Federal Arbitration Act; provided, however, that Company may pursue a temporary restraining order and/or preliminary injunctive relief in accordance with Section 4.7, with related expedited discovery for the Parties, in a court of law, and, thereafter, require arbitration of all issues of final relief. This Section 11 does not prohibit Employee from filing or cooperating in a charge before a federal administrative agency without pursuing private litigation. Insured workers compensation claims (other than wrongful discharge claims), and claims for unemployment insurance are excluded from arbitration under this Section 11. The arbitration will be conducted by the American Arbitration Association, or another, mutually agreeable, arbitration service. The arbitrator(s) shall be duly licensed to practice law in the State of Texas. Each party will be allowed at least one deposition. The arbitrator(s) shall be required to state in a written opinion all facts and conclusions of law relied upon to support any decision rendered. No arbitrator will have authority to render a decision that contains an outcome determinative error of state or federal law, or to fashion a cause of action or remedy not otherwise provided for under applicable state or federal law. Any dispute over whether the arbitrator(s) has failed to comply with the foregoing will be resolved by summary judgment in a court of law. In all other respects, the arbitration process will be conducted in accordance with the American Arbitration Association’s employment dispute resolution rules or other mutually agreeable, arbitration service rules. Company will pay the arbitration costs and arbitrator’s fees beyond $500, subject to a final arbitration award on who should bear costs and fees. All proceedings shall be conducted in Fort Worth, Texas, or other mutually agreeable site. Company will reimburse Employee for reasonable travel expenses for Employee and his or her legal counsel to attend the arbitration in Fort Worth if necessary. The duty to arbitrate described above shall survive the termination of this Agreement. Except as otherwise provided above, the Parties hereby waive trial in a court of law or by jury. All other rights, remedies, statutes of limitation and defenses applicable to claims asserted in a court of law will apply in the arbitration.

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IN WITNESS WHEREOF, the Parties agree to each of the terms of this Agreement as of the Effective Date.

EMPLOYEE:

By:	/s/ Jason Harvison

Printed Name:	Jason Harvison

Address:

COMPANY:

ELEVATE CREDIT SERVICE, LLC

By:	/s/ Ken Rees

Printed Name:	Ken Rees

Title:	President

Address:	4150 International Plaza, Suite 300
Fort Worth, Texas 76109